Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
MAWSON INFRASTRUCTURE GROUP INC.

Mawson Infrastructure Group Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: That upon filing of this Certificate of Amendment, Section 3.1(i) of Article III of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety such that, as amended, said section shall read in its entirety as follows:

“(i) The total number of shares of stock which the Corporation shall have authority to issue is 800,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.”

SECOND: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed Amendment be considered by the stockholders of the Corporation. The stockholders of the corporation duly adopted this Certificate of Amendment in a written consent in accordance with Section 228 of the DGCL, in which the necessary number of shares consented to the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

THIRD: The remaining provisions of the Certificate of Incorporation, including without limitation the remaining provisions of Article III, are not affected by the aforementioned amendment and remain in full force and are not affected by this Certificate of Amendment.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed this 9th day of June, 2021.

MAWSON INFRASTRUCTURE GROUP INC.
a Delaware corporation

By:	/s/ James Edward Manning
James Edward Manning
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:14 PM 06/09/2021
FILED 12:14 PM 06/09/2021
SR 20212396805 - File Number 5081043